Exhibit 5.1

[The South Financial Group, Inc.]

June 24 , 2009

The South Financial Group, Inc.
102 South Main Street
Greenville, South Carolina 29601

Ladies and Gentlemen:

     I am General Counsel of The South Financial Group, Inc. (the “Company”) and, as such, I, together with other attorneys in the Company’s legal department have acted as counsel for the Company in connection with the preparation of the Registration Statement on Form S-3 (File No. 333-157706), as amended (the “Registration Statement”), of the Company filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offer and sale from time to time of common stock, $1.00 par value, (the “Common Stock”) of the Company, and the Prospectus Supplement dated June 19, 2009 to the Prospectus dated April 22, 2009 (together, the “Prospectus”) relating to the offer and sale by the Company, pursuant to the Underwriting Agreement dated June 19, 2009 (the “Underwriting Agreement”), between the Company and Morgan Stanley & Co. Incorporated, under the Registration Statement of 75,000,000 shares of Common Stock (the “Common Shares”).

     I, or attorneys over whom I exercise supervision, have examined such documents, records, and instruments as I have deemed necessary or appropriate for the purposes of this opinion.

     Based on the foregoing, I am of the opinion that the Common Shares have been duly authorized and, when issued and delivered against payment therefor as contemplated in the Underwriting Agreement, will be duly and validly issued, fully paid and nonassessable.

     In rendering the foregoing opinions, I have assumed (a) the accuracy and truthfulness of all public records of the Company and of all certifications, documents and other proceedings examined by me that have been produced by officials of the Company acting within the scope of their official capacities, without verifying the accuracy or truthfulness of such representations, (b) the genuineness of such signatures appearing upon such public records, certifications, documents and proceedings and (c) and the conformity of the documents filed with the Commission via the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”), except for required EDGAR formatting changes, to physical copies of the documents submitted for examination.

     I express no opinion as to the laws of any jurisdiction other than the State of South Carolina, and the federal laws of the United States of America. In addition, I express no opinion with respect to any matter arising under or governed by the South Carolina Uniform

The South Financial Group, Inc.
June 24, 2009

Securities Act, as amended, any law respecting disclosure or any law respecting any environmental matter. I express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof.

     I hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission and thereby incorporated by reference into the Registration Statement. In giving such consent, I do not thereby imply or admit that I am an “expert” within the meaning of the Securities Act, or other rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this Exhibit, and I assume no obligation to advise you or any other person, or to make any investigation, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

                                                                             Very truly yours,

                                                                                              /s/ William P. Crawford, Jr.

                                                                                         William P. Crawford, Jr.